Exhibit 4.3

COOPER-STANDARD HOLDINGS INC.

OFFICER’S CERTIFICATE

May 20, 2013

Reference is made to the Indenture, dated as of April 3, 2013, between Cooper-Standard Holdings Inc. (the “Company”) and U.S. Bank National Association, a national banking association, as trustee (the “Trustee”) (the “Indenture”). On the date hereof, the Company intends to issue additional Senior PIK Toggle Notes due 2018 as Additional Securities pursuant to Sections 2.13 and 13.04 of the Indenture (the “Additional Securities”). This Officers’ Certificate is being executed and delivered pursuant to Sections 2.13 of the Indenture. This Officer’s Certificate is being delivered to you in your capacity as Trustee under the Indenture.

The undersigned, the duly elected or appointed Executive Vice President and Chief Financial Officer, hereby certifies for himself that:

1.	the aggregate principal amount of Additional Securities to be authenticated and delivered pursuant to the Indenture is $25,000,000;

2.	the Company is relying on Sections 2.13 and 4.03(a) of the Indenture to issue the Additional Securities;

3.	the Additional Securities will be issued on May 20, 2013 at an issue price of 101% plus accrued and unpaid interest from April 3, 2013 under the following CUSIP numbers: (i) 144A CUSIP 21687W AA3 ($25,000,000 aggregate principal amount) and (ii) Reg S CUSIP U2060R AB6 ($0 aggregate principal amount);

4.	he has read the covenants and conditions contained in the Indenture, and the definitions in the Indenture relating thereto, relating to the issuance, authentication and delivery of the Additional Securities, as requested in the Company’s Authentication Order made as the date hereof (the “Authentication Order”), and in respect of compliance with which this certificate is made;

5.	the statements contained in this certificate are based upon his review of the Indenture and upon discussions by the undersigned with officers and employees of, and advisers to, the Company familiar with the matters set forth herein;

6.	in his opinion, he has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenants or conditions have been complied with or satisfied; and

7.	in his opinion, such conditions and covenants relating to the authentication and delivery of the Additional Securities as requested in the Authentication Order have been complied with and satisfied.

IN WITNESS WHEREOF, the undersigned hereby executes this Officer’s Certificate as of the date first set forth above.

By:	/s/ Allen J. Campbell
Name: Allen J. Campbell Title: Executive Vice President and Chief Financial Officer